Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated February 7, 2013, relating to the consolidated financial statements of Private National Mortgage Acceptance Company, LLC, which report expresses an unqualified opinion and includes explanatory paragraphs referring to a restatement of those financial statements, and our report dated February 7, 2013, relating to the balance sheet of PennyMac Financial Services, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

February 7, 2013